                                   EXHIBIT 11

                              VORNADO REALTY TRUST

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                                   FOR THE THREE MONTHS ENDED
                                                                   --------------------------
                                                                MARCH 31, 1995    MARCH 31, 1994
                                                                --------------    --------------
Weighted average number of common shares
 outstanding                                                       21,686,059        21,603,266

Common share equivalents for options
 after applying treasury stock method                                 179,456           268,075
                                                                   ----------        ----------
Weighted average number of common shares
 and common share equivalents outstanding                          21,865,515        21,871,341
                                                                   ==========        ==========


Net income                                                        $11,837,000       $10,104,000
                                                                   ==========        ==========

Net income per share                                                    $ .54             $ .46
                                                                         ====              ====





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